Exhibit 99.2

PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)
PRO FORMA CONTINUING OPERATIONS (Excludes PGiSend Business)
	Q1-2009	Q2-2009	Q3-2009	Q4-2009	Q1-2010	Q2-2010	Q3-2010	Q4-2010
					(As restated)	(As restated)	(As restated)
Net revenues	$117,860	$116,709	$111,404	$107,989	$112,495	$110,937	$109,497	$108,824
Operating expenses:
Cost of revenues (exclusive of depreciation
and amortization shown separately below)	45,367	45,500	45,092	42,958	44,075	45,356	44,834	44,434
Selling and marketing	30,812	29,776	28,152	29,646	32,968	28,791	28,502	31,773
General and administrative (exclusive of expenses
shown separately below)	12,813	14,243	14,359	14,871	14,450	14,550	14,955	14,621
Research and development	2,606	2,813	3,092	2,796	3,577	3,358	3,660	3,541
Excise and sales tax expense	-	-	-	-	-	439	-	-
Depreciation	5,019	5,442	5,700	5,998	6,332	6,209	6,375	7,064
Amortization	2,930	2,744	2,486	2,357	2,238	1,874	1,658	1,616
Restructuring costs	799	882	5,466	2,280	232	1,851	4,824	5,350
Asset impairments	-	-	642	42	38	91	47	114
Net legal settlements and related expenses	(6)	112	9	182	339	41	35	244
Acquisition-related costs	340	231	41	-	174	142	-	-
Total operating expenses	100,680	101,743	105,039	101,130	104,423	102,702	104,890	108,757

Operating income	17,180	14,966	6,365	6,859	8,072	8,235	4,607	67

Other (expense) income:
Interest expense	(3,407)	(3,200)	(2,766)	(1,935)	(2,417)	(3,905)	(2,814)	(1,649)
Unrealized gain on change in fair value of interest rate swaps	941	1,145	786	494	484	490	254	-
Interest income	106	74	86	153	35	36	38	48
Other, net	15	425	(243)	114	10	74	(790)	(369)
Total other expense, net	(2,345)	(1,556)	(2,137)	(1,174)	(1,888)	(3,305)	(3,312)	(1,970)

Income (loss) from continuing operations before income taxes	14,835	13,410	4,228	5,685	6,184	4,930	1,295	(1,903)
Income tax expense (benefit)	4,821	4,358	1,374	1,848	1,305	1,040	273	(1,078)
Net income (loss) from continuing operations	10,014	9,052	2,854	3,837	4,879	3,890	1,022	(825)

Income (loss) on discontinued operations, net of taxes	210	(1,268)	(15,470)	4,379	2,693	510	2,788	(10,126)

Net income (loss)	$10,224	$7,784	$(12,616)	$8,216	$7,572	$4,400	$3,810	$(10,951)

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	58,815	58,840	59,049	58,576	58,220	58,367	58,548	56,910

Basic net income (loss) per share
Continuing operations	$0.17	$0.15	$0.05	$0.07	$0.08	$0.07	$0.02	$(0.01)
Discontinued operations	0.00	(0.02)	(0.26)	0.07	0.05	0.01	0.05	(0.18)
Net income (loss) per share	$0.17	$0.13	$(0.21)	$0.14	$0.13	$0.08	$0.07	$(0.19)

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	59,347	59,439	59,564	58,880	58,535	58,774	58,898	56,910

Diluted net income (loss) per share
Continuing operations	$0.17	$0.15	$0.05	$0.07	$0.08	$0.07	$0.02	$(0.01)
Discontinued operations	0.00	(0.02)	(0.26)	0.07	0.05	0.01	0.05	(0.18)
Net income (loss) per share	$0.17	$0.13	$(0.21)	$0.14	$0.13	$0.07	$0.06	$(0.19)
The sum of the quarters may differ from annual results due to rounding and the impact of the difference in weighted shares outstanding for the stand-alone periods.